UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      July 5, 2006  (June 29, 2006)

O’Sullivan Industries Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28493	43-1659062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                Costs Associated with Exit or Disposal Activities.

         South Boston, Virginia Facility. O’Sullivan Industries Holdings, Inc. determined on June 29, 2006 to close the South Boston, Virginia manufacturing and distribution facility owned by its subsidiary O’Sullivan Industries - Virginia, Inc. by the end of the calendar year. The closure is a result of the continued execution of our strategy focused on improving utilization of production capacity and productivity. This decision stems from an analysis of our activities as a whole and the implementation of measures aimed primarily at continuing to improve our operational efficiency. The closure is a result of industry wide excess capacity and is not a reflection on the workforce or management team in our South Boston facility. In fact, the plant has demonstrated continuous operational improvement and is consistently meeting customer quality and delivery requirements. However, there is an immediate need to improve our capacity utilization and optimize overall company performance.

         In connection with the closure of the facility, O’Sullivan expects to expense approximately $6.2 million, of which approximately $1.5 million will be cash costs. The remainder will be an impairment charge against our Virginia machinery and equipment as discussed below. The majority of the cash costs will be expensed as incurred. The components of the charge are expected to be:

›	impairment charge against machinery and equipment	$4,700,000
›	severance and personnel	480,000
›	relocation, recruitment and training	685,000
›	facility preparation and shutdown	220,000
›	other	90,000

         The South Boston facility employs approximately 200 people. We plan to add up to 150 jobs to our Lamar, Missouri facility over the next twelve months as a result of the consolidation.

         United Kingdom Sales Office. Effective June 30, 2006, O’Sullivan conveyed substantially all of the assets of its United Kingdom sales and distribution office to a company formed by the former manager of the office. The company assumed certain of the liabilities of the UK sales and distribution office as consideration. The purchasing company also entered into a distributorship agreement with us to provide for continued sales and service in the United Kingdom, the remainder of Europe, the Middle East and Africa.

         In connection with the sale of the UK operations, we expect to record a non-cash charge of approximately $1.6 million. The major components of the charge are expected to be:

›	accounts receivable	$ 1,600,000
›	inventory	300,000
›	prepaid assets	700,000
›	other	400,000
›	liabilities assumed	(1,400,000)

         We expect that this transaction will have an positive effect on our earnings commencing with the first quarter of fiscal 2007.

Item 2.06                Material Impairments.

         In connection with the decision to close our South Boston, Virginia facility, we determined on June 29, 2006 that we would record an impairment charge of approximately $4.7 million against machinery and equipment located at the facility. None of this charge will be cash. This charge is in addition to the approximately $1.5 million expense we expect to incur in connection with the closing of our South Boston, Virginia facility.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

Date: July 5, 2006	/s/ Rick A. Walters
Rick A. Walters President and Chief Executive Officer